Exhibit 99.1

News Release

Astex Pharmaceuticals Reports 2013 Second Quarter Financial Results

SGI-110 clinical data presented at EHA for Phase 1 MDS patients

Second quarter royalty revenue increased 15% to $16.6 million

Royalty revenue guidance revised from $55 million to $63 million for 2013

DUBLIN, Calif., August 1, 2013 - Astex Pharmaceuticals, Inc. (NASDAQ: ASTX) today announced financial results for the second quarter ended June 30, 2013.  The Company reported a net loss for the 2013 second quarter of $4.2 million, or $0.04 per basic and diluted share, compared with net income of $1.2 million, or $0.01 per basic and diluted share, for the same prior year period.  The Company reported a net loss for the six months ended June 30, 2013 of $3.7 million, or $0.04 per basic and diluted share, compared with net income of $5.5 million, or $0.06 per basic and $0.05 per diluted share, for the same prior year period.

Highlights

•                  SGI-110 clinical data was presented at the European Hematology Association (EHA) Annual Meeting for Phase 1 refractory myelodysplastic syndrome (MDS) patients.  For the 15 patients enrolled an overall 40% response rate was achieved with a median duration of response of 92 days.  Additionally, the overall Phase 2 patient accrual was reported to be more than 50% complete, on pace to be completed by year end and scheduled to report on at the upcoming American Society of Hematology (ASH), American Association of Cancer Research (AACR) and American Society of Clinical Oncology (ASCO) meetings. Details of the Phase 1 acute myeloid leukemia (AML) data will be presented in an oral session at the European Cancer Congress (ECCO/ESMO) in September 2013.

•                  ASTX727 was announced to be the next investigational new drug (IND) candidate.  ASTX727 will be an oral, hypomethylating agent (HMA) rounding out the epigenetic franchise started by Dacogen® (decitabine) for Injection and SGI-110.

•                  Preclinical data from AT13387 showed for the first time that front line HSP90 inhibitor combination treatment with targeted therapy delayed the emergence of resistance. Data were presented at the 8th World Congress of Melanoma.

•                  Royalty revenue was $16.6 million for the 2013 second quarter compared to $14.4 million for the same prior year period, representing an increase of approximately 15%.

•                  The Company ended the 2013 second quarter with cash, cash equivalents, and current and non-current marketable securities totaling approximately $134 million, compared to $137 million at March 31, 2013.

“We are encouraged by the continuing clinical development of SGI-110, and we are eager to present new data examining SGI-110 in multiple indications at both ECCO/ESMO and ASH,” said James S.J. Manuso, PhD, chief executive officer and chairman. “ASTX727 establishes further our leadership in epigenetic therapeutics.  It is the third medicine in our series of hypomethylators and is being prepared to enter the clinic in 2014.”

2013 Second Quarter Financial Results

Total revenues for the 2013 second quarter were $16.6 million compared with $19.9 million for the same prior year period.  Total revenues for the 2013 second quarter included royalty revenue of $16.6 million compared with royalty revenue of $14.4 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  There was no development and license revenue reported during the 2013 second quarter compared with $5.4 million for the same prior year period.  The prior year period included a milestone earned from a collaborative drug discovery program with Janssen Pharmaceutica NV and was triggered when the partner received clearance to commence a Phase 1 clinical trial of a Fibroblast Growth Receptor (FGFR) kinase inhibitor.

Total operating expenses for the 2013 second quarter were $23.7 million compared with $20.3 million for the same prior year period.  The primary reasons for the increase in total operating expenses for the 2013 second quarter compared with the same prior year period are increased research and development costs associated with SGI-110, AT13387 and other internal discovery programs.  There was no gain on sale of products reported during the 2013 second quarter compared with $700,000 for the same prior year period.  The gain on sale of products relates to the receipt of the last contractual payment resulting from the 2007 sale of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira, Inc. in February 2007).  The non-cash amortization of intangibles was $1.9 million for the 2013 second quarter compared with a similar amount for the same prior year period.  Stock-based compensation expense, a non-cash expense, was $841,000 for the 2013 second quarter compared with $810,000 for the same prior year period.

The Company reported a net loss for the 2013 second quarter of $4.2 million, or $0.04 per basic and diluted share, compared with net income of $1.2 million, or $0.01 per basic and diluted share, for the same prior year period.  Included in 2013 second quarter net loss is an income tax benefit of $2.9 million compared with an income tax benefit of $1.6 million for the same prior year period.  The income tax benefits for the current and prior year second quarters are primarily due to the recognition of tax benefits associated with the amortization of deferred tax liabilities resulting from the acquisition of Astex Therapeutics Limited in 2011, and foreign research and development tax credits related to our UK subsidiary.

Financial Position

As of June 30, 2013, the Company had approximately $134.0 million in cash, cash equivalents, and current and non-current marketable securities compared to $138.3 million at December 31, 2012.

2013 Operational Guidance

Astex has revised its 2013 operational guidance for the following major items:

•                  Royalty revenue has been revised from $55 million to $63 million for 2013.  The increase in royalty revenue is primarily driven by the delayed entry of generic competition after the expiration of market exclusivity for Dacogen in the U.S. on May 2, 2013.  A competitor announced the launch of generic decitabine in the U.S. on July 12, 2013.

•                  Research and development expenses have been revised from $67 million to $70 million for 2013.  The increase in research and development expenses is primarily influenced by the acceleration and/or revision of estimated costs associated with the Company’s two priority programs SGI-110 and AT13387.

•                  The net loss estimated for 2013 has been reduced from the previous guidance of $30 million to a revised $25 million.  Included in total operating expenses reflected in the revised annual net loss are approximately $12 million of non-cash charges.

The revised operational guidance for 2013 is as follows:

2013 Revised Annual Operational Guidance

(In $000’s, except per share amount)

Revenues:
Royalty revenue	$63,000
Development & license revenue (a)	—
Total revenues	63,000
Operating expenses (b):
Research & development	70,000
Amortization of intangibles	8,000
General & administrative	15,000
Total operating expenses	93,000
Loss from operations	(30,000)
Other expense, net	(1,000)
Income tax benefit	6,000
Net loss	$(25,000)

Net loss per average share outstanding	$(0.26)
Weighted average shares outstanding	96,000

(a)         Though the Company anticipates earning additional development and license revenue from its partnered programs we do not provide guidance to such revenue due to the general uncertainty around, and timing of, milestone achievements and payments.

(b)         Includes total non-cash charges of approximately $12 million for 2013.

Conference Call Information

Astex Pharmaceuticals will host a conference call to discuss the 2013 second quarter financial results today at 5:30 a.m. PT / 8:30 a.m. ET. A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.astx.com.  A webcast replay of the conference call will be available shortly following the event.  Alternatively, you may access a replay of the conference call by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international); the replay passcode number is 26033579.  The webcast replay will be available for 30 days, and the telephone replay will be available for 7 days.

About Astex Pharmaceuticals

Astex Pharmaceuticals is dedicated to the discovery and development of novel small molecule therapeutics with a focus on oncology.  The Company is developing a proprietary pipeline of novel therapies and is creating de-risked products for partnership with leading pharmaceutical companies.  Astex Pharmaceuticals developed Dacogen and receives significant royalties on global sales.

For more information about Astex Pharmaceuticals, Inc., please visit http://www.astx.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include, but are not limited to: statements regarding our revised 2013 guidance, which include expectations regarding royalty revenue, development and license revenue, research and development expenses and general and administrative expenses, amortization of intangibles, estimates of net income or loss and anticipated tax benefits and statements about expected losses or profitability; estimates regarding our total expected shares outstanding; expectations regarding our clinical trials including the production and timing of clinical data from these trials and our discussion and presentation of this data at various meetings; and expectations regarding ASTX727 and its role in epigenetic therapeutics.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: failure to achieve the results included in the financial guidance; the ability to generate global sales of Dacogen; the ability to develop our current and future pipeline into commercially viable drugs; the outcomes of our on-going clinical trials, including the timing of clinical proof of concept data from these trials; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds in development; the research and development of SGI-110, AT13387, ASTX727 and other internal and partnered programs; the decision by certain strategic partners whether or not to license and then develop and commercialize the products that are the subject of our collaboration with them and whether any of those products will be commercially successful.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, obtaining regulatory approval of our products and product candidates, our ability to successfully partner with leading pharmaceutical companies, and creating opportunities for future commercialization of compounds.  Our future revenue, operating results, and net loss or income could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, if our drug pipeline does not progress, or if the introductions of new products are delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Susanna Chau
Astex Pharmaceuticals, Inc.	Astex Pharmaceuticals, Inc.
Senior Vice President	Manager
Corporate Communications & Marketing	Investor Relations
Tel: +1 (925) 560-2810	Tel: +1 (925) 560-2845
E-mail: tim.enns@astx.com	E-mail: susanna.chau@astx.com

Alan Roemer
The Trout Group
Managing Director
Tel: +1 (646) 378-2945
E-mail: aroemer@troutgroup.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow

ASTEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues:
Royalty revenue	$16,615	$14,441	$38,704	$35,035
Development and license revenue	—	5,439	—	6,868
Total revenues	16,615	19,880	38,704	41,903

Operating expenses:
Research and development	18,153	15,394	36,019	29,458
General and administrative	3,691	3,650	7,825	7,992
Amortization of intangibles	1,883	1,941	3,788	4,098
Gain on sale of products	—	(700)	—	(700)
Total operating expenses	23,727	20,285	47,632	40,848

Income (loss) from operations	(7,112)	(405)	(8,928)	1,055

Interest income	28	45	69	87
Foreign currency remeasurement loss	(78)	(16)	(1,404)	(20)
Other income (expense)	47	(15)	(211)	(55)
Income (loss) before income taxes	(7,115)	(391)	(10,474)	1,067

Income tax benefit	2,932	1,630	6,779	4,413
Net income (loss)	$(4,183)	$1,239	$(3,695)	$5,480
Net income (loss) per common share:
Basic	$(0.04)	$0.01	$(0.04)	$0.06
Diluted	$(0.04)	$0.01	$(0.04)	$0.05
Weighted average shares outstanding:
Basic	94,705	93,135	94,194	93,103
Diluted	94,705	102,722	94,194	103,355

ASTEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$35,644	$15,496
Marketable securities	98,271	122,727
Accounts receivable	1,108	1,059
Income tax receivable	7,392	4,892
Prepaid expenses and other current assets	2,201	2,333
Total current assets	144,616	146,507

Marketable securities, non-current	39	40
Property, plant and equipment, net	5,820	5,749
Goodwill	44,096	46,790
Other intangible assets, net	66,425	74,514
Other assets	1,564	1,564
Total assets	$262,560	$275,164

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,487	$9,238
Accrued compensation	3,771	4,076
Other accrued liabilities	670	619
Deferred acquisition consideration	14,405	2,213
Deferred tax liability	1,936	3,494
Total current liabilities	28,269	19,640

Warrant liability	486	276
Deferred acquisition consideration, non-current	—	14,763
Deferred tax liability, non-current	804	3,543
Total liabilities	29,559	38,222

Total stockholders’ equity	233,001	236,942
Total liabilities and stockholders’ equity	$262,560	$275,164